Exhibit 11.1


                                  Endogen, Inc.

                        Computation of Earnings Per Share

                                                      Year ended May 31,

                                                1994           1995          1996
Primary earnings per share:
     Weighted average number of
     shares outstanding                    2,592,600      2,649,920     2,835,697

     Shares deemed outstanding from
     the assumed exercise of stock
     options and warrants                       --          142,309          --
                                         -----------    -----------   -----------

     Total                                 2,592,600      2,792,229     2,835,697
                                         ===========    ===========   ===========

     Net income (loss) applicable to
     common shares                       $  (370,089)   $    24,302   $  (700,539)
                                         ===========    ===========   ===========

     Primary earnings (loss) per share
     of common stock                     $     (0.14)   $      0.01   $     (0.25)
                                         ===========    ===========   ===========